Exhibit 99.1

NEWS RELEASE

CONTACTS:	Investors: Lisa DeFrancesco (862) 261-7152

Media: Charlie Mayr (862) 261-8030

Actavis First Quarter 2013 Net Revenue Increases 24% to $1.9 Billion

- 21% Increase in Q1 2013 Non-GAAP EPS to $1.99;

GAAP Earnings (Loss) Per Share of $(0.79) -

- 26% Increase in Adjusted EBITDA to $464 million -

- Company Increases 2013 Forecast -

PARSIPPANY, NJ – May 02, 2013 – Actavis, Inc. (NYSE: ACT) today reported net revenue increased 24 percent to $1.90 billion for the first quarter 2013, compared to $1.52 billion in the first quarter 2012. On a non-GAAP basis, diluted earnings per share for the first quarter 2013 was $1.99, compared to $1.64 per diluted share in the first quarter 2012, an increase of 21 percent. GAAP earnings (loss) per share for the first quarter 2013 was ($0.79), compared to $0.43 per diluted share in the prior year period. The current quarter loss for GAAP purposes includes $270 million, or $1.77 per share, of charges related to the acquisitions of the legacy Actavis Group in November of 2012 and Uteron Pharma SA in January of 2013.

For the first quarter 2013, adjusted EBITDA was $463.6 million, compared to $367.3 million for the first quarter 2012. Cash and marketable securities were $337.4 million as of March 31, 2013.

“The new Actavis is off to a strong start in 2013, and as a result, we are increasing our 2013 forecast based on the strong performance and execution against our objectives to date,” said Paul Bisaro, President and CEO.

“Actavis Pharma launched a number of new products in the U.S. during the quarter, including a generic version of Suboxone® sublingual tablets and in April launched an authorized generic version of Zovirax® ointment 5%. We also announced patent settlements for generic versions of Crestor®, Exalgo®, Ziana®, Zyclara®, Intuniv® and the abuse deterrent version of OxyContin®, ensuring consumers will benefit from entry of these products prior to patent expiry. We experienced strong growth in our markets outside of the U.S., with notable launches in our international markets including generic Singulair® in multiple European markets and the successful patent challenge of generic Crestor® in Australia.”

“In our Actavis Specialty Brands business, we experienced growth from U.S. sales of key promoted products including Generess® Fe, Rapaflo®, Crinone® and Androderm®. We also continued to build our Specialty Brands pipeline for future growth. In January, we acquired Uteron Pharma SA which significantly enhanced our Specialty Brands development portfolio in Women’s Health worldwide. In February, we filed our progestin-only patch contraceptive product with the FDA ahead of schedule. In April, we announced a strategic agreement with Valeant that will maximize the commercial value of Actavis’ Cordran® Tape and Valeant’s Zovirax® cream 5% through co-promotion agreements and earlier this week we licensed in Metronidazole 1.3% Vaginal Gel, capitalizing on the commercial reach of our specialty brand sales force,” Bisaro continued.

“As a result of the strong performance of our global businesses during the first quarter, we are now increasing our forecast for 2013 Non-GAAP earnings per diluted share in the range of $8.10 - $8.50, representing growth of 35 to 42 percent over 2012,” concluded Bisaro.

First Quarter 2013 Business Segment Results

Actavis Pharma Segment Information

	Three Months Ended
	March 31,
	2013	2012
(Unaudited; $ in millions)

Product sales	$1,524.1	$1,108.0
Other revenue	9.7	8.1

Net revenue	1,533.8	1,116.1
Operating expenses:
Cost of sales	861.9	614.2
Research and development	98.8	56.1
Selling and marketing	159.3	47.5

Segment contribution	$413.8	$398.3

Segment margin	27.0%	35.7%
Adjusted gross profit (1)	$782.5	$503.6
Adjusted gross margin	50.7%	45.1%

(1)  Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Adjustment for contract revenue realized at fair value (product sales)	$4.8	$—
Manufacturing and supply contract termination payment (other revenue)	5.0	—
Acquisition accounting adjustments (cost of sales)	93.5	—
Acquisition, integration and restructuring	1.0	—
Operational Excellence Initiative	6.3	1.7

Actavis Pharma net revenue, which consists of sales of generics, branded generics and OTC products in the Americas (United States, Canada and Latin America), Europe (Europe, Russia, CIS and Turkey), and the Middle East, Africa, Australia and Asia Pacific (collectively, MEAAP), for the first quarter 2013 increased 37 percent to $1.5 billion primarily due to the acquisition of the Actavis Group in late 2012. First quarter international net revenue was $608.6 million, up 254 percent from the prior year, primarily as a result of the inclusion of legacy Actavis product sales. This increase was offset in part by lower sales of the generic version of Lipitor® due to the loss of exclusivity in 2012.

Actavis Pharma R&D investment for the first quarter 2013 increased to $98.8 million and selling and marketing expenses for the first quarter 2013 increased to $159.3 million primarily as a result of the inclusion of legacy Actavis results.

Actavis Pharma’s adjusted gross margin increased from 45.1 percent in the first quarter of 2012 to 50.7 percent in the first quarter of 2013, primarily due to the distribution of Lidoderm® and increased margins on our generic version of Concerta® as a result of our contractual arrangement with Ortho-McNeil-Janssen. The prior year gross margin was negatively impacted by higher sales of generic Lipitor® at lower margins.

Actavis Specialty Brands Segment Information

	Three Months Ended March 31,
	2013	2012
(Unaudited; $ in millions)
Product sales	$116.2	$92.9
Other revenue	14.5	16.7

Net revenue	130.7	109.6
Operating expenses:
Cost of sales	29.8	25.8
Research and development	33.3	32.4
Selling and marketing	43.6	47.7

Segment contribution	$24.0	$3.7

Segment margin	18.4%	3.4%

Gross profit	$100.9	$83.8
Gross margin	77.2%	76.5%

Actavis Specialty Brands net revenue increased 19 percent to $130.7 million in the first quarter. The increase was primarily due to higher sales of key promoted products including Generess® Fe, Rapaflo®, Crinone® and Androderm® and the addition of Kadian®, which was acquired with the legacy Actavis Group.

Actavis Specialty Brands R&D investment in the first quarter was $33.3 million. Actavis Specialty Brands selling and marketing expenses decreased by $4.1 million to $43.6 million in the first quarter, primarily due to lower U.S. field force support costs and product promotional spend.

Actavis Specialty Brands segment gross margin for the first quarter 2013 increased to 77.2 percent, compared to 76.5 percent in the first quarter of 2012.

Anda Distribution Segment Information

	Three Months Ended March 31,
	2013	2012
(Unaudited; $ in millions)

Net revenue	$231.0	$298.6
Operating expenses:
Cost of sales	194.5	264.3
Selling and marketing	24.3	22.9

Segment contribution	$12.2	$11.4

Segment margin	5.3%	3.8%

Gross profit	$36.5	$34.3
Gross margin	15.8%	11.5%

Anda Distribution segment net revenue for the first quarter 2013 decreased 23 percent to $231.0 million compared to $298.6 million in the first quarter 2012 due to lower chain sales and fewer new third-party product launches compared to the prior year period. Anda Distribution segment revenue consists only of sales of third-party products and excludes sales of Actavis’ brand and generic products.

Anda Distribution segment gross margin increased approximately 4 percentage points to 15.8 percent in the first quarter of 2013, primarily due to lower chain sales in the current year.

Other Operating Expenses

Consolidated GAAP general and administrative expenses were $185.8 million in the first quarter 2013, an increase of $21.4 million from the first quarter 2012 as a result of the acquisition, integration and restructuring charges associated with the acquisitions of Actavis and Uteron and higher expenses associated with the addition of the legacy Actavis business. General and administrative expenses in the prior year were impacted by a $59.8 million litigation charge primarily related to the Company’s drug pricing litigation.

Amortization expense for the first quarter 2013 was $158.4 million, compared to $131.9 million in first quarter 2012.

2013 Financial Outlook

Actavis’ estimates are based on actual results for the first quarter of 2013 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.

Actavis estimates total net revenue for 2013 of approximately $8.1 billion.

•	Total Actavis Pharma segment revenue of between $6.3 billion and $6.5 billion.

•	Total Actavis Specialty Brands segment revenue of between $550 million and $600 million.

•	Total Anda Distribution segment revenue of between $1.0 billion and $1.2 billion.

•	Adjusted non-GAAP earnings for 2013 is expected to be between $8.10 and $8.50 per diluted share.

•	Adjusted EBITDA for 2013 is expected to be between $1.95 billion and $2.03 billion.

Webcast and Conference Call Details

Actavis will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time to discuss first quarter 2013 results, the outlook for 2013 and recent corporate developments. The dial-in number to access the call is US/Canada (877) 251-7980, International (706) 643-1573. The Conference ID is 34092217.

A taped replay of the conference call will also be available beginning approximately two hours after the call’s conclusion and will remain available through 12:00 midnight Eastern Time on May 16, 2013. The replay may be accessed by dialing (855) 859-2056 and entering pass code 34092217. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same pass code. To access the webcast, go to Actavis’ Investor Relations Web site at http://ir.actavis.com. A replay of the webcast will also be available.

About Actavis, Inc.

Actavis, Inc. (NYSE: ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. The Company has global and U.S. headquarters in Parsippany, New Jersey, USA, and international headquarters in Zug, Switzerland.

Actavis is the world’s third-largest generics prescription drug manufacturer. Operating as Actavis Pharma, the Company develops, manufactures and markets generic, branded generic, legacy brands and Over-the-Counter (OTC) products in more than 60 countries. The Company is ranked in the top 3 in 12 global markets, the top 5 in 16 global markets, and in the top 10 in 33 global markets. Actavis Pharma also develops and out-licenses generic pharmaceutical products outside the U.S. through its Medis third-party business, the world’s largest generic pharmaceutical out-licensing business. Medis has more than 300 customers globally, and offers a broad portfolio of more than 200 products.

Actavis Specialty Brands is the Company’s global branded specialty pharmaceutical business, which develops and markets a portfolio of approximately 40 products principally in the United States and Canada that are focused in the Urology and Women’s Health therapeutic categories. Actavis Specialty Brands is committed to developing and marketing biosimilars products in Women’s Health, Oncology and other therapeutic categories, and currently has a portfolio of 5 biosimilar products in development.

Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, with a capacity of approximately 44 billion units annually. Actavis Global Operations also includes Anda, Inc., the fourth-largest U.S. generic pharmaceutical product distributor in the United States.

For press release and other company information, visit Actavis’ Web site at http://www.actavis.com.

Forward-Looking Statement

Statements contained in this press release that refer to Actavis’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Actavis’ strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actavis’ performance, at times, will differ from its goals and expectations. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business. These factors include, among others, the inherent uncertainty associated with financial projections; successful integration of the legacy Actavis acquisition and the ability to recognize the anticipated synergies and benefits of the legacy Actavis acquisition; the difficulty of predicting the timing and outcome of pending patent litigation and risks that an adverse outcome in such litigation could prevent us from selling products and render Actavis liable for substantial damages; risks that resolution of patent infringement litigation through settlement could result in investigations or actions by private parties or government authorities or agencies; the impact of competitive products and pricing; risks related to fluctuations in foreign currency exchange rates; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Actavis’ products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare, Medicaid, and similar laws in foreign countries affecting, among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis’ Annual Report on form 10-K for the year ended December 31, 2012. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements.

Trademarks noted in this press release are the property of their respective registered owners.

The following table presents Actavis’ results of operations for the three months ended March 31, 2013 and 2012:

Table 1

ACTAVIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Net revenues	$1,895.5	$1,524.3

Operating expenses:
Cost of sales (excludes amortization, presented below)	1,086.2	904.3
Research and development	132.1	88.5
Selling, general and administrative	413.0	282.5
Amortization	158.4	131.9
Asset sales, impairments, and contingent consideration adjustments, net	148.0	0.2

Total operating expenses	1,937.7	1,407.4

Operating income (loss)	(42.2)	116.9

Non-operating income (expense):
Interest income	0.8	0.4
Interest expense	(54.5)	(21.7)
Other income (expense), net	20.6	1.5

Total other income (expense), net	(33.1)	(19.8)

Income before income taxes and noncontrolling interest	(75.3)	97.1
Provision for income taxes	28.2	42.3

Net income (loss) attributable to common shareholders	(103.5)	54.8
Loss attributable to noncontrolling interest	0.7	—

Net income (loss) attributable to common shareholders	$(102.8)	$54.8

Earnings (loss) per share attributable to common shareholders:
Basic	$(0.79)	$0.44

Diluted	$(0.79)	$0.43

Weighted average shares outstanding:
Basic	130.2	125.3

Diluted	130.2	127.2

The following table presents Actavis’ Condensed Consolidated Balance Sheets for the twelve months ended March 31, 2013 and 2012.

Table 2

ACTAVIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$328.4	$319.0
Marketable securities	9.0	9.0
Accounts receivable, net	1,275.5	1,303.4
Inventories, net	1,544.3	1,543.2
Other current assets	678.6	705.1
Property and equipment, net	1,450.4	1,479.8
Investments and other assets	251.0	151.9
Product rights and other intangibles, net	3,798.3	3,830.0
Goodwill	4,837.5	4,762.1

Total assets	$14,173.0	$14,103.5

Liabilities & Equity
Current liabilities	$2,934.9	$2,710.6
Long-term debt	6,243.2	6,257.1
Deferred income taxes and other liabilities	1,372.6	1,279.4
Total equity	3,622.3	3,856.4

Total liabilities and equity	$14,173.0	$14,103.5

The following table presents Actavis’ Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2013 and 2012.

Table 3

ACTAVIS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	March 31,
	2013	2012
Cash Flows From Operating Activities:
Net income (loss)	$(103.5)	$54.8

Reconciliation to net cash provided by operating activities:
Depreciation	47.4	20.4
Amortization	158.4	131.9
Provision for inventory reserve	3.5	13.6
Share-based compensation	12.5	10.3
Deferred income tax benefit	(118.0)	(15.9)
Earnings on equity method investments	(0.9)	(0.3)
(Gain) loss on asset sale and impairments, net	(2.3)	0.2
Amortization of inventory step up	93.5	—
Amortization of deferred financing costs	1.9	—
Increase in allowance for doubtful accounts	3.8	1.6
Accretion of preferred stock and contingent consideration obligations	0.4	7.9
Contingent consideration fair value adjustment	150.3	—
Excess tax benefit from stock-based compensation	(11.9)	(6.2)
Other, net	0.7	0.1
Changes in assets and liabilities (net of effects of acquisitions):
Accounts receivable, net	52.8	159.7
Inventories	(122.6)	3.3
Prepaid expenses and other current assets	50.1	(2.9)
Accounts payable and accrued expenses	(109.4)	(241.7)
Deferred revenue	29.1	(2.5)
Income and other taxes payable	84.3	(37.3)
Other assets and liabilities	(1.5)	3.4

Total adjustments	322.1	45.6

Net cash provided by operating activities	218.6	100.4

Cash Flows From Investing Activities:
Additions to property and equipment	(29.2)	(22.8)
Additions to product rights and other intangibles	(2.2)	(1.8)
Proceeds from sales of property and equipment	1.1	1.9
Proceeds from sales of marketable securities and other investments	—	2.5
Acquisition of business, net of cash acquired	(141.3)	(384.1)

Net cash used in investing activities	(171.6)	(404.3)

Cash Flows From Financing Activities:
Proceeds from borrowings on credit facility	75.0	375.0
Principal payments on debt	(97.1)	(60.0)
Proceeds from stock plans	3.2	3.8
Payment of contingent consideration	(4.4)	(43.5)
Repurchase of common stock	(21.9)	(11.4)
Acquisition of noncontrolling interest	(9.2)	(4.0)
Excess tax benefit from stock-based compensation	11.9	6.2

Net cash provided by (used in) financing activities	(42.5)	266.1

Effect of currency exchange rate changes on cash and cash equivalents	4.9	(2.8)

Net increase (decrease) in cash and cash equivalents	9.4	(40.6)
Cash and cash equivalents at beginning of period	319.0	209.3

Cash and cash equivalents at end of period	$328.4	$168.7

The following table presents a reconciliation of reported net income and diluted earnings per share to non-GAAP net income and diluted earnings per share for the three months ended March 31, 2013 and 2012:

Table 4

Actavis, Inc.

Reconciliation Table

(Unaudited; in millions except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
GAAP to non-GAAP net income calculation

Reported GAAP net income (loss) attributable to common shareholders	$(102.8)	$54.8
Adjusted for:
Amortization	158.6	132.1
Global supply chain initiative(1)	8.4	2.6
Acquisition and licensing charges	270.3	25.6
Interest accretion on contingent liabilities	0.4	7.8
Non-cash impairment/asset sales	(2.3)	0.2
Non-recurring (gains) losses	(10.2)	(1.5)
Reserve for legal matters	5.3	59.8
Income taxes on items above	(61.1)	(72.6)

Non-GAAP net income attributable to common shareholders	$266.6	$208.8

Diluted earnings per share

Diluted earnings (loss) per share—GAAP	$(0.79)	$0.43

Diluted earnings per share—Non-GAAP	$1.99	$1.64

Basic weighted average common shares outstanding	130.2	125.3
Effect of dilutive securities:
Dilutive share-based compensation arrangements	3.7	1.9

Diluted weighted average common shares outstanding	133.9	127.2

(1)	Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three months ended March 31, 2013 and 2012 to adjusted EBITDA:

Table 5

Actavis, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended
	March 31,
	2013	2012
GAAP net income (loss) attributable to common shareholders	$(102.8)	$54.8
Plus:
Interest expense	54.5	21.7
Interest income	(0.8)	(0.4)
Provision for income taxes	28.2	42.3
Depreciation (includes accelerated depreciation)	47.4	20.4
Amortization(1)	158.6	132.1

EBITDA	185.1	270.9

Adjusted for:
Global supply chain initiative	1.3	2.0
Acquisition and licensing charges	270.3	25.6
Non-cash impairment charges	(2.3)	0.2
Non-recurring (gains) losses	(10.2)	(1.5)
Legal settlements	5.3	59.8
Accretion (income) expense	—	(0.1)
Share-based compensation	14.1	10.3

Adjusted EBITDA	$463.6	$367.2

(1)	Includes amortization of excess purchase price on equity method investment.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2013 to non-GAAP net income and non-GAAP earnings per diluted share:

Table 6

Actavis, Inc.

Reconciliation Table—Forecasted Non-GAAP Earnings Per Diluted Share

(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2013
	Low	High
GAAP to Non-GAAP net income calculation

GAAP net income	$325.0	$365.0
Adjusted for:
Amortization	610	615
Global supply chain initiative	35	35
Acquisition and licensing charges	320	325
Interest accretion on contingent liability	6	6
Non-cash impairment charges	(2)	(2)
Non-recurring (gains) losses	(10)	(10)
Legal settlements	5	5
Income taxes on items above	(202)	(198)

Adjusted Non-GAAP net income	1,087	1,141

Diluted earnings per share

Diluted earnings per share—GAAP	$2.42	$2.72

Diluted earnings per share—Non-GAAP	$8.10	$8.50

Diluted weighted average common shares outstanding	134.2	134.2

The reconciliation table is based in part on management’s estimate of non-GAAP net income for the year ending December 31, 2013. Actavis expects certain known GAAP charges for 2013, as presented in the schedule above. Other GAAP charges that may be excluded from non-GAAP net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2013 to adjusted EBITDA:

Table 7

Actavis, Inc.

Reconciliation Table—Forecasted Adjusted EBITDA

(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2013
	Low	High
GAAP net income	$325	$365
Plus:
Interest expense	217	217
Interest income	(2)	(2)
Provision for income taxes	225	255
Depreciation (includes accelerated depreciation)	200	200
Amortization	610	615

EBITDA	1,575	1,650

Adjusted for:
Global supply chain initiative	7	7
Acquisition and licensing charges	320	325
Non-cash impairment charges	(2)	(2)
Non-recurring (gains) losses	(10)	(10)
Share-based compensation	55	55

Adjusted EBITDA	$1,950	$2,030

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2013. Actavis expects certain known GAAP charges for 2013, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet been performed.